The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT

Dated April 6, 2020
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-225551
(To Prospectus dated October 31, 2018,

Index Supplement dated October 31, 2018
and Product Supplement dated October 31, 2018)

UBS AG $• Trigger Callable Contingent Yield Notes

Linked to the least performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index due on or about April 22, 2026

Investment Description

UBS AG Trigger Callable Contingent Yield Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index (each an “underlying index” and together the “underlying indices”). If the closing level of each underlying index is equal to or greater than its coupon barrier on the applicable coupon observation date, UBS will pay you a contingent coupon on the related coupon payment date. If the closing level of any underlying index is less than its coupon barrier, no contingent coupon will be paid for that coupon payment date. UBS may elect to call the Notes in whole, but not in part (an “issuer call”), regardless of the closing levels of the underlying indices, on any coupon observation date (semi-annually, beginning after 3 years). If UBS elects to call the Notes prior to maturity, UBS will pay you on the coupon payment date corresponding to such coupon observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment at maturity equal to the principal amount of your Notes, in addition to any contingent coupon otherwise due. If UBS does not elect to call the Notes and a trigger event occurs, UBS will pay you less than the principal amount, if anything, at maturity, resulting in a loss on your initial investment that is proportionate to the decline in the closing level of the underlying index with the lowest underlying index return (the “least performing underlying index”) from its initial level to its final level over the term of the Notes and, in extreme situations, you could lose all of your initial investment. A “trigger event” is deemed to have occurred if the closing level of any underlying index is less than its downside threshold on the “trigger observation date”, which is the final valuation date. Investing in the Notes involves significant risks. You will lose a significant portion or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may receive few or no contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying index on each coupon observation date and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of any other underlying index. UBS may elect to call the Notes prior to maturity at its discretion on any coupon observation date (semi-annually, beginning after 3 years) regardless of the performance of the underlying indices. Higher contingent coupon rates are generally associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes until the maturity date. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑	Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on a coupon payment date if the closing level of each underlying index is equal to or greater than its coupon barrier on the applicable coupon observation date (including the final valuation date). Otherwise, if the closing level of any underlying index is less than its coupon barrier on the applicable coupon observation date, no contingent coupon will be paid for the relevant coupon payment date.
❑	Issuer Callable — UBS may elect to call the Notes (an “issuer call”), on any coupon observation date (semi-annually, beginning after 3 years), regardless of the closing levels of the underlying indices on such coupon observation date. If the Notes are called, on the call settlement date UBS will pay you a cash payment per Note equal to your principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes on an observation date, UBS will deliver written notice to the trustee.
❑	Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If, by maturity, the Notes have not been called and a trigger event has not occurred, UBS will repay you the principal amount per Note at maturity. If, however, a trigger event has occurred, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying index return of the least performing underlying index and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	April 17, 2020
Settlement Date**	April 23, 2020
Coupon Observation Dates	Semi-annually (Callable after 3 years; see page 4)
Final Valuation Date	April 17, 2026
Maturity Date	April 22, 2026

*	Expected. See page 2 for additional details.

**	We expect to deliver the Notes against payment on or about the fourth business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay all of your initial investment in the Notes at maturity, and the Notes may have the same downside market risk as the least performing underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under "Key Risks" beginning on page 5 and under "Risk Factors" beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronics communications network.

Note Offering

These preliminary terms relate to the Notes. The final terms of the Notes will be set on the trade date.

Underlying Index	Bloomberg Ticker	Contingent Coupon Rate	Initial Level	Downside Threshold	Coupon Barrier	CUSIP	ISIN
Dow Jones Industrial Average®	INDU	At least 10.00%	•	75% of the Initial Level	75% of the Initial Level	90276BAY9	US90276BAY92
Russell 2000® Index	RTY		•	75% of the Initial Level	75% of the Initial Level
S&P 500® Index	SPX		•	75% of the Initial Level	75% of the Initial Level

The estimated initial value of the Notes as of the trade date is expected to be between $904.80 and $934.80. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated October 31, 2018, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Commissions and Fees(1)		Proceeds to UBS AG(1)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index	$•	$1,000.00	$•	$0.00	$•	$1,000.00

(1) Our affiliate, UBS Securities LLC, will pay one or more unaffiliated third-party dealers a structuring fee of $4.00 per Note with respect to some or all of the Notes. This amount will be deducted from amounts remitted to UBS. All sales of the Notes will be made to certain fee-based advisory accounts for which an unaffiliated third-party is an advisor.

UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement and a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm

♦	Index Supplement dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm

♦	Prospectus dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Callable Contingent Yield Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated October 31, 2018, references to the “index supplement” mean the UBS index supplement, dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” beginning on page PS-9 of the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement , the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

i

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on the specified coupon observation dates and that you may lose a significant portion or all of your initial investment if the closing level of any underlying index is less than its downside threshold on the trigger observation date.
♦	You can tolerate a loss of a significant portion or all of your initial investment and you are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying index or the stocks comprising the least performing underlying index.
♦	You are willing to receive no contingent coupons and believe the closing level of each underlying index will be equal to or greater than its coupon barrier on each coupon observation date and that the closing level of each underlying index will be equal to or greater than its downside threshold on the trigger observation date.
♦	You understand and accept that you will not participate in any appreciation in the level of any of the underlying indices and that your potential return is limited to any contingent coupons.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You are willing to invest in the Notes based on the coupon barriers and downside thresholds specified on the cover hereof and if the contingent coupon rate was set equal to the minimum specified on the cover hereof (the actual contingent coupon rate will be set on the trade date).
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on any stocks constituting the underlying indices (the “underlying constituents”).
♦	You are willing to invest in Notes that UBS may elect to call early and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying indices.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying index and not a basket of the underlying indices, that you will be exposed to the individual market risk of each underlying index on the specified coupon observation dates and that you may lose a significant portion or all of your initial investment if the closing level of any underlying index is less than its downside threshold on the trigger observation date.
♦	You are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying index or underlying constituents of the least performing underlying index.
♦	You are unwilling to receive no contingent coupons during the term of the Notes and believe that the closing level of at least one of the underlying indices will decline during the term of the Notes and is likely to be less than its coupon barrier on each coupon observation date or that the closing level of any underlying index will be less than its downside threshold on the trigger observation date.
♦	You seek an investment that participates in the full appreciation in the levels of the underlying indices or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying indices.
♦	You are unwilling to invest in the Notes based on the coupon barriers or downside thresholds specified on the cover hereof or if the contingent coupon rate was set equal to the minimum specified on the cover hereof (the actual contingent coupon rate will be set on the trade date).
♦	You seek guaranteed current income from your investment or you prefer to receive any dividends paid on any underlying constituents.
♦	You are unable or unwilling to hold Notes that UBS may elect to call early, or you are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the underlying indices.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Indices” herein for more information on the underlying indices. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

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Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000.00 per Note
Term	Approximately 6 years, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the coupon observation dates (including the final valuation date), the trigger observation date, as well as the related coupon payment dates (including the maturity date) to ensure that the stated term of the Notes remains the same.
Underlying Indices	The Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index
Contingent Coupon & Contingent Coupon Rate

If the closing level of each underlying index is equal to or greater than its coupon barrier on any coupon observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such coupon observation date.

If the closing level of any underlying index is less than its coupon barrier on any coupon observation date (including the final valuation date), the contingent coupon applicable to such coupon observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon will be a fixed amount payable in arrears in equal installments based on a per annum rate (the “contingent coupon rate”) and will be set on the trade date. The table below sets forth the minimum contingent coupon amount that would be applicable to each coupon observation date on which the closing level of each underlying index is equal to or greater than its coupon barrier. The actual contingent coupon rate and contingent coupon will be set on the trade date.

	Contingent Coupon Rate	At least 10.00%
	Contingent Coupon	At least $50.00
Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any coupon observation date on which the closing level of any underlying index is less than its coupon barrier.
Trigger Event

A trigger event is deemed to have occurred if the closing level of any underlying index is less than its downside threshold on the trigger observation date.

In this case, you will be exposed to the underlying index return of the least performing underlying index and, in extreme situations, you could lose all of your initial investment.

Trigger Observation Date(s)(1)	The final valuation date.
Issuer Call Feature

UBS may elect to call the Notes in whole, but not in part, on any coupon observation date (semi-annually, beginning after 3 years), regardless of the closing levels of the underlying indices on such coupon observation date.

If UBS elects to call the Notes, UBS will pay you on the coupon payment date corresponding to such coupon observation date (the “call settlement date”) a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due (the “call settlement amount”), and no further payments will be made on the Notes. Before UBS elects to call the Notes on a coupon observation date, UBS will deliver written notice to the trustee.

Payment at Maturity (per Note)

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If UBS does not call the Notes and a trigger event occurs, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 x (1 + Underlying Index Return of the Least Performing Underlying Index)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying index return of the least performing underlying index, regardless of the underlying index return of any other underlying index and, in extreme situations, you could lose all of your initial investment.

Underlying Index Return	With respect to each underlying index, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Index	The underlying index with the lowest underlying index return as compared to any other underlying index.
Downside Threshold(2)	A specified level of each underlying index that is less than its respective initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Coupon Barrier(2)	A specified level of each underlying index that is less than its respective initial level, equal to a percentage of the initial level, as specified on the cover hereof.
Initial Level(2)	The closing level of each underlying index on the trade date.
Final Level(2)	The closing level of each underlying index on the final valuation date.
Closing Level	The closing level of the Russell 2000® Index as reported on Bloomberg Professional® service (“Bloomberg”) is published to fewer decimal places than the level published to fewer decimal places than the level published by its index sponsor and, as a result, its closing level (as reported by Bloomberg) may be lower or higher than the closing level published by its index sponsor.

(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)	As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of or Adjustment to an Underlying Index; Alteration of Method of Calculation”, as described in the accompanying product supplement.

2

Investment Timeline

Trade Date	The initial level of each underlying index is observed, and the terms of the Notes are set.
¯
Coupon Observation Dates (Semi-annual, callable after 3 years)

If the closing level of each underlying index is equal to or greater than its coupon barrier on any coupon observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such coupon observation date.

If the closing level of any underlying index is less than its coupon barrier on any coupon observation date (including the final valuation date), the contingent coupon applicable to such coupon observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

UBS may elect to call the Notes in whole, but not in part, on any coupon observation date (semi-annually, beginning after 3 years), regardless of the closing levels of the underlying indices on such coupon observation date.

If UBS elects to call the Notes, UBS will pay you on the call settlement date a cash payment per Note equal to the principal amount plus any contingent coupon otherwise due, and no further payments will be made on the Notes. Before UBS elects to call the Notes, UBS will deliver written notice to the trustee by the applicable coupon observation date. If UBS does not elect to call the Notes, investors will have the potential for downside market risk at maturity.

¯
Maturity Date

The final level of each underlying index is observed on the final valuation date (which is also the trigger observation date) and the underlying return of each underlying index is calculated.

If UBS does not elect to call the Notes and a trigger event does not occur, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If UBS does not call the Notes and a trigger event occurs, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 x (1 + Underlying Index Return of the Least Performing Underlying Index)

In such a case, you will suffer a percentage loss on your initial investment equal to the underlying index return of the least performing underlying index, regardless of the underlying index return of any other underlying index and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment. You will lose a significant portion or all of your initial investment if UBS does not elect to call the Notes and a trigger event occurs. You may receive few or no contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying index on each coupon observation date and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying index. UBS may elect to call the Notes at its discretion on any coupon observation date (semi-annually, beginning after 3 years) regardless of the performance of the underlying indices. If UBS does not elect to call the Notes and a trigger event occurs, you will lose a significant portion or all of your initial investment at maturity.

3

Coupon Observation Dates(1) and Coupon Payment Dates(1)(2)
Coupon Observation Dates	Coupon Payment Dates/Call Settlement Dates (if called)
October 19, 2020*	October 22, 2020*
April 19, 2021*	April 22, 2021*
October 18, 2021*	October 21, 2021*
April 18, 2022*	April 21, 2022*
October 17, 2022*	October 20, 2022*
April 17, 2023*	April 20, 2023
October 17, 2023	October 20, 2023
April 17, 2024	April 22, 2024
October 17, 2024	October 22, 2024
April 17, 2025	April 23, 2025
October 17, 2025	October 22, 2025
Final Valuation Date	Maturity Date
*	The Notes are not callable until the first potential call settlement date, which is April 20, 2023.
(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.
(2)	Three business days following each coupon observation date, except that the coupon payment date for the final valuation date is the maturity date.

4

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the underlying indices. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If UBS does not elect to call the Notes, UBS will repay you the principal amount of your Notes in cash only if a trigger event does not occur and will only make such payment at maturity. If UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying index return of the least performing underlying index and, in extreme situations, you could lose all of your initial investment.
♦	The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying index at such time is equal to or greater than its downside threshold.
♦	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. If the closing level of any underlying index is less than its respective coupon barrier on a coupon observation date, UBS will not pay you the contingent coupon applicable to such coupon observation date. This will be the case even if the closing levels of the other underlying indices are equal to or greater than their respective coupon barriers on that coupon observation date. If the closing level of any underlying index is less than its coupon barrier on each coupon observation date, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupons coincides with a period of greater risk of principal loss on your Notes.
♦	Your potential return on the Notes is limited to any contingent coupons, you will not participate in any appreciation of any underlying index and you will not have the same rights as holders of any underlying constituents — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying indices. In addition, your return on the Notes will vary based on the number of coupon observation dates, if any, on which the requirements of the contingent coupon have been met prior to maturity or an issuer call. Because UBS may elect to call the Notes as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Further, if UBS elects to call the Notes, you will not receive any contingent coupons or any other payment in respect of any coupon payment date after the call settlement date, and your return on the Notes could be less than if the Notes remained outstanding until maturity. If UBS does not elect to call the Notes, you may be subject to the decline of the least performing underlying index even though you cannot participate in any appreciation in the level of any underlying index. As a result, the return on an investment in the Notes could be less than the return on a hypothetical investment in the underlying indices or a direct investment in any or all of the underlying constituents. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying constituents.
♦	A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of each of the underlying indices, and greater expected volatility generally indicates an increased risk of loss at maturity —The economic terms for the Notes, including the contingent coupon rate, coupon barriers and downside thresholds, are based, in part, on the expected volatility of each underlying index at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying index. The greater the expected volatility of each of the underlying indices as of the trade date, the greater the expectation is as of that date that the closing level of an underlying index could be less than its coupon barrier on the coupon observation dates and that the final level of an underlying index could be less than its respective downside threshold on the trigger observation date and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or coupon barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or coupon barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the least performing underlying index and the potential to lose a significant portion or all of your initial investment.
♦	UBS may elect to call the Notes and the Notes are subject to reinvestment risk — UBS may elect to call the Notes at its discretion on any coupon observation date (semi-annually, beginning after 3 years) prior to the maturity date. If UBS elects to call your Notes early, you will no longer have the opportunity to receive any contingent coupons after the applicable call settlement date. The first call settlement date occurs after approximately three years and therefore you may not have the opportunity to receive any contingent coupons after approximately three years. In the event UBS elects to call the Notes, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. Further, UBS’ right to call the Notes may also adversely impact your ability to sell your Notes in the secondary market.
It is more likely that UBS will elect to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are greater than the interest that would be payable on other instruments issued by UBS of comparable maturity, terms and credit rating trading in the market. The greater likelihood of UBS calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar contingent coupon rate. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and/or fees and hedging costs built into the price of the new notes. UBS is less likely to call the Notes prior to maturity when the expected contingent coupons payable on the Notes are less than the interest that would be payable on other comparable instruments issued by UBS, which includes when the level of any of the underlying indices is less than its coupon barrier. Therefore, the Notes are more likely to remain outstanding when the expected amount payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a contingent coupon is relatively higher.

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♦	An investment in Notes with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features – Because of the issuer call and contingent coupon features of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, and the contingent coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, in the event that prevailing interest rates are low relative to the contingent coupon rate and UBS elects to call the Notes, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk.
♦	You are exposed to the market risk of each underlying index — Your return on the Notes is not linked to a basket consisting of the underlying indices. Rather, it will be contingent upon the performance of each underlying index. Unlike an instrument with a return linked to a basket of indices, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying index. Poor performance by any one of the underlying indices over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying index. For instance, you may receive a negative return equal to the underlying index return of the least performing underlying index if the closing level of one underlying index is less than its downside threshold on the trigger observation date, even if the underlying index return of another underlying index is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying index.
♦	Because the Notes are linked to the least performing underlying index, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying index or fewer underlying indices — The risk that you will not receive any contingent coupons and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying index or fewer underlying indices. With more underlying indices, it is more likely that the closing level or final level of an underlying index will be less than its coupon barrier or downside threshold on any coupon observation date or the final valuation date (which is also the trigger observation date), respectively, than if the Notes were linked to a single underlying index or fewer underlying indices.
In addition, the lower the correlation is between a pair of underlying indices, the greater the likelihood that one underlying index will decline to a closing level or final level that is less than its coupon barrier or downside threshold, as applicable. Although the correlation of the underlying indices’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent coupon rate, downside thresholds and coupon barriers are determined, in part, based on the correlation of the underlying indices’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent coupon rate and lower downside thresholds and coupon barriers are generally associated with lower correlation of the underlying indices. Therefore, if the performance of a pair of underlying indices is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or a trigger event will occur is even greater despite a lower downside threshold and coupon barrier. With three underlying indices, it is more likely that the performance of one pair of underlying indices will not be correlated, or will be negatively correlated. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.
♦	Any payment on the Notes is subject to the creditworthiness of UBS — The Notes are unsubordinated unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying indices and indirectly linked to the performance of the underlying constituents. The levels of the underlying indices can rise or fall sharply due to factors specific to each underlying index or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and threatened a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying constituents and, therefore, the underlying indices.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the applicable underwriting commissions and fees, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels of the underlying indices, the volatility of the underlying indices, the correlation of the underlying indices, any dividends paid on the underlying constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The applicable underwriting commissions and fees, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the applicable underwriting commissions and fees, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of each underlying index and the underlying constituents; the volatility of each underlying index and the underlying constituents; the correlation of the underlying indices, any dividends paid on the underlying constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the applicable underwriting commissions and fees, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	The Notes are subject to small-capitalization stock risks — The Notes are subject to risks associated with small-capitalization companies because the Russell 2000® Index is comprised of stocks of companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than an index in which a greater percentage of the constituent stocks are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying indices will rise or fall. There can be no assurance that the closing level of each underlying index will be equal to or greater than its coupon barrier on each coupon observation date, or, if UBS does not elect to call the Notes, that a trigger event will not occur. The levels of the underlying indices will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of each underlying constituent (each an “underlying constituent issuer”). You should be willing to accept the risks associated with the relevant markets tracked by each such underlying index in general and each index's underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

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♦	The underlying indices reflect price return, not total return — The return on your Notes is based on the performance of the underlying indices, which reflect the changes in the market prices of the underlying constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Notes will not include such a total return feature or dividend component.
♦	Changes that affect an underlying index could have an adverse effect on the market value of, and return on, your Notes — The policies of each index sponsor as specified under “Information About the Underlying Indices” (together, the "index sponsors"), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the levels of the underlying indices. The policies of the index sponsors with respect to the calculation of the underlying indices could also adversely affect the levels of the underlying indices. Furthermore, the index sponsors may discontinue or suspend calculation or dissemination of the underlying indices. Any such actions could have an adverse effect on the market value of, and return on, the Notes.
♦	UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying indices. The index sponsors are not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, and return on, your Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in an underlying index or any underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying index or any underlying constituent, may adversely affect the levels of the underlying indices and, therefore, the market value of, and return on, the Notes. Further, UBS is less likely to call the Notes when the closing level of any underlying index is trading less than its coupon barrier, and, therefore, any hedging activities that adversely affect the level of an underlying index may also diminish the probability of UBS calling the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying constituent issuers or trading activities related to one or more underlying index or any underlying constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. Moreover, UBS may elect to call the Notes pursuant to the issuer call feature. If UBS so elects, the decision may be based on factors contrary to those favorable to a holder of the Notes, such as, but not limited to, those described above under “— UBS may elect to call the Notes and the Notes are subject to reinvestment risk” and “— An investment in Notes with contingent coupon and issuer call features may be more sensitive to interest rate risk than an investment in securities without such features”. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date and the payment at maturity of the Notes, if any, based on observed closing levels of the underlying indices. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying index (and therefore the related coupon payment date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date, any coupon observation date, any trigger observation date or final valuation date, respectively. As UBS determines the economic terms of the Notes, including the contingent coupon rate, downside thresholds and coupon barriers, and such terms include the applicable underwriting commissions and fees, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, may derive compensation from the distribution of the Notes and any such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying indices to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity

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of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all or some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $1,000.00 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000.00
Term:	Approximately 6 years
Contingent Coupon Rate:	5.00% per annum (or 2.50% semi-annually)
Contingent Coupon:	$25.00 semi-annually (callable after 3 years)
Coupon Observation Dates:	Semi-annually
Trigger Observation Date:	Final Valuation Date
Initial Level:
Underlying Index A:	20,000
Underlying Index B: Underlying Index C:	1,500 3,000
Coupon Barrier:
Underlying Index A:	15,000 (which is equal to 75% of the Initial Level)
Underlying Index B: Underlying Index C:	1,125 (which is equal to 75% of the Initial Level) 2,250 (which is equal to 75% of the Initial Level)
Downside Threshold:
Underlying Index A:	15,000 (which is equal to 75% of the Initial Level)
Underlying Index B: Underlying Index C:	1,125 (which is equal to 75% of the Initial Level) 2,250 (which is equal to 75% of the Initial Level)

Example 1 — On the sixth Coupon Observation Date (the Coupon Observation Date corresponding to the first potential Call Settlement Date), UBS calls the Notes.

Date	Closing Level	Payment (per Note)
First through Fifth Coupon Observation Dates

Underlying Index A: Various (all equal to or greater than Coupon Barrier)

Underlying Index B: Various (all equal to or greater than Coupon Barrier)

Underlying Index C: Various (all equal to or greater than Coupon Barrier)

$125.00 (Aggregate Contingent Coupons – Not Callable)
Sixth Coupon Observation Date	Underlying Index A: 17,000 (equal to or greater than Coupon Barrier)	$1,025.00 (Call Settlement Amount)
Underlying Index B: 1,200 (equal to or greater than Coupon Barrier) Underlying Index C: 2,500 (equal to or greater than Coupon Barrier)
	Total Payment:	$1,150.00 (15.00% total return)

Because UBS elects to call the Notes after the sixth coupon observation date (which is the approximately 3 years after the trade date) and the closing level of each underlying index is equal to or greater than its coupon barrier on coupon observation date, UBS will pay on the call settlement date a total of $1,025.00 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $125.00 received in respect of the prior coupon observation dates, you will have received a total of $1,150.00, a 15.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — On the tenth Coupon Observation Date (the Coupon Observation Date corresponding to the fifth potential Call Settlement Date), UBS calls the Notes.

Date	Closing Level	Payment (per Note)
First through Fifth Coupon Observation Dates

Underlying Index A: Various (all equal to or greater than Coupon Barrier)

Underlying Index B: Various (all equal to or greater than Coupon Barrier)

Underlying Index C: Various (all equal to or greater than Coupon Barrier)

$125.00 (Aggregate Contingent Coupons)
Sixth through Ninth Coupon Observation Dates	Underlying Index A: Various (all less than Coupon Barrier) Underlying Index B: Various (all equal to or greater than Coupon Barrier) Underlying Index C: Various (all equal to or greater than Coupon Barrier)	$0.00
Tenth Coupon Observation Date	Underlying Index A: 16,050 (equal to or greater than Coupon Barrier) Underlying Index B: 890 (less than Coupon Barrier) Underlying Index C: 2,000 (less than Coupon Barrier)	$1,000.00 (Call Settlement Amount)
	Total Payment:	$1,125.00 (12.50% total return)

Because UBS elects to call the Notes on the tenth coupon observation date and the closing level of at least one underlying index is less than its coupon barrier on such coupon observation date, UBS will pay on the call settlement date a total of $1,000.00 per Note (reflecting your principal

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amount). When added to the contingent coupons of $125.00 received in respect of the prior coupon observation dates, you will have received a total of $1,125.00, a 12.50% total return on the Notes. You will not receive any further payments on the Notes

Example 3 — UBS does NOT call the Notes and a Trigger Event does not occur.

Date	Closing Level	Payment (per Note)
First Coupon Observation Date

Underlying Index A: 18,000 (equal to or greater than Coupon Barrier)

Underlying Index B: 1,200 (equal to or greater than Coupon Barrier)

Underlying Index C: 2,600 (equal to or greater than Coupon Barrier)

		$25.00 (Contingent Coupon)
Second through Eleventh Coupon Observation Dates	Underlying Index A: Various (all equal to or greater than Coupon Barrier) Underlying Index B: Various (all less than Coupon Barrier) Underlying Index C: Various (all equal to or greater than Coupon Barrier)	$0.00
Final Valuation Date

Underlying Index A: 17,500 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Index B: 1,300 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Index C: 2,800 (equal to or greater than Coupon Barrier and Downside Threshold)

		$1,025.00 (Payment at Maturity)
	Total Payment:	$1,050.00 (5.00% total return)

Because UBS does not elect to call the Notes and the final level of each underlying index is equal to or greater than its downside threshold, a trigger event has not occurred. At maturity, because the final level of each underlying index is also equal to or greater than its coupon barrier, UBS will pay a total of $1,025.00 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupon of $25.00 received in respect of the prior coupon observation dates, UBS will have paid a total of $1,050.00, a 5.00% total return on the Notes.

Example 4 — UBS does NOT call the Notes and a Trigger Event occurs.

Date	Closing Level	Payment (per Note)
First Coupon Observation Date

Underlying Index A: 18,000 (equal to or greater than Coupon Barrier)

Underlying Index B: 1,200 (equal to or greater than Coupon Barrier)

Underlying Index C: 2,300 (equal to or greater than Coupon Barrier)

		$25.00 (Contingent Coupon)
Second through Eleventh Coupon Observation Dates	Underlying Index A: Various (all less than Coupon Barrier) Underlying Index B: Various (all equal to or greater than Coupon Barrier) Underlying Index C: Various (all equal to or greater than Coupon Barrier)	$0.00
Final Valuation Date

Underlying Index A: 19,500 (equal to or greater than Coupon Barrier and Downside Threshold)

Underlying Index B: 600 (less than Coupon Barrier and Downside Threshold)

Underlying Index C: 2,900 (equal to or greater than Coupon Barrier and Downside Threshold)

		$1,000.00 × [1 + Underlying Index Return of the Least Performing Underlying Index] = $1,000.00 × [1 + (-60%)] = $1,000.00 × 40% = $400.00 (Payment at Maturity)
	Total Payment:	$425.00 (57.50% loss)

Because UBS does not elect to call the Notes and the final level of Underlying Index B is less than its downside threshold, a trigger event occurs. Additionally, because the final level of an underlying index is less than its coupon barrier you will not receive any contingent coupon with respect to the final valuation date. Therefore, at maturity, you will be exposed to the negative return of the least performing underlying index and UBS will pay you $400.00 per Note. When added to the contingent coupon of $25.00 received in respect of the prior coupon observation dates, UBS will have paid you $425.00 per Note for a loss on the Notes of 57.50%.

We make no representation or warranty as to which of the underlying indices will be the least performing underlying index for the purposes of calculating your actual payment at maturity.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the UBS does not elect to call the Notes, you may lose a significant portion or all of your investment. Specifically, if UBS does not elect to call the Notes and a trigger event occurs, you will lose a percentage of your principal amount equal to the underlying index return of the least performing underlying index and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying index on each coupon observation dates and on the final valuation date and any decline in the level of one underlying index may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying index. UBS may elect to call the Notes at its discretion on any coupon observation date (semi-annually, beginning after 3 years) regardless of the performance of the underlying indices. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Indices

All disclosures contained in this document regarding each underlying index for the Notes are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying index. You should make your own investigation into each underlying index.

Included on the following pages is a brief description of each underlying index. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for each underlying index. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg without independent verification. You should not take the historical levels of the underlying indices as an indication of future performance.

Dow Jones Industrial Average®

We have derived all information regarding the Dow Jones Industrial Average® (“INDU”) contained in this document, including, without limitation, its composition, methods of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “index sponsor” or "S&P Dow Jones Indices") and/or its affiliates.

INDU is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish INDU, and may discontinue publication of INDU at any time. INDU is determined, comprised and calculated by S&P Dow Jones without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — Dow Jones Industrial Average®”, INDU is a price-weighted index composed of 30 common stocks selected at the discretion of the Averages Committee. The Averages Committee is comprised of composed of three representatives of S&P Dow Jones Indices and two representatives of The Wall Street Journal. The Averages Committee selects the index components as the largest and leading stocks of the sectors that are representative of the U.S. equity market. INDU does not include producers of goods and services in the transportation and utilities industries. The Averages Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to INDU.

Historical Information

The graph below illustrates the performance of INDU from January 1, 2010 through April 2, 2020, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of INDU on April 2, 2020 was 21,413.44 (its “hypothetical initial level”). The dotted line represents its hypothetical downside threshold and its hypothetical coupon barrier of 16,060.08, which is equal to 75.00% of its hypothetical initial level. Its actual initial level, downside threshold and coupon barrier will be determined on the trade date. Past performance of INDU is not indicative of the future performance of INDU during the term of the Notes.

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Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “index sponsor” or “FTSE Russell”).

RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000® Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. RTY’s value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to RTY.

Historical Information

The graph below illustrates the performance of RTY from January 1, 2010 through April 2, 2020, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of RTY on April 2, 2020 was 1,085.808 (its “hypothetical initial level”). The dotted line represents its hypothetical downside threshold and its hypothetical coupon barrier of 814.356, which is equal to 75.00% of its hypothetical initial level. Its actual initial level, downside threshold and coupon barrier will be determined on the trade date.

The closing level of RTY as reported on Bloomberg is published to fewer decimal places than the level published by FTSE Russell. As a result, the closing level of RTY reported by Bloomberg may be lower or higher than the closing level published by FTSE Russell. Past performance of RTY is not indicative of the future performance of RTY during the term of the Notes.

13

S&P 500® Index

We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “index sponsor” or “S&P Dow Jones”).

SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Eleven main groups of companies comprise SPX, with the percentage weight of each group in the index as a whole as of March 31, 2020 as follows: Information Technology (25.4%), Health Care (15.5%), Financials (10.8%), Communication Services (10.8%), Consumer Discretionary (9.8%), Industrials (8.2%), Consumer Staples (8.0%), Utilities (3.5%), Real Estate (3.0%), Energy (2.6%) and Materials (2.4%). As of September 28, 2018, the index sponsor broadened the current Telecommunication Services Sector and renamed it Communication Services. The renamed Sector includes the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector previously classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies previously classified in the Information Technology Sector. These sector changes were effective for SPX as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing. Effective February 10, 2019, company additions to the SPX should have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more) and a security level float-adjusted market capitalization that is at least $4.1 billion.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SPX.

Historical Information

The graph below illustrates the performance of SPX from January 1, 2010 through April 2, 2020, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of SPX on April 2, 2020 was 2,526.90 (its “hypothetical initial level”). The dotted line represents its hypothetical downside threshold and its hypothetical coupon barrier of 1,895.18, which is equal to 75.00% of its hypothetical initial level. Its actual initial level, downside threshold and coupon barrier will be determined on the trade date. Past performance of SPX is not indicative of the future performance of SPX during the term of the Notes.

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Correlation of the Underlying Indices

The graph below illustrates the daily performance of the Dow Jones Industrial Average® , the Russell 2000® Index and the S&P 500® Index from January 1, 2010 through April 2, 2020. For comparison purposes, each underlying index has been normalized to have a closing level of 100.00 on January 1, 2010 by dividing the closing level of that underlying index on each trading day by the closing level of that underlying index on January 1, 2010 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying indices over a given period, the more positively correlated those underlying indices are. The lower (or more negative) the correlation among the underlying indices, the less likely it is that those underlying indices will move in the same direction and therefore, the greater the potential for the closing level or final level of one of those underlying indices to be less than its coupon barrier or downside threshold on a coupon observation date or the trigger observation date, respectively. This is because the less positively correlated the underlying indices are, the greater the likelihood that at least one of the underlying indices will decrease in value. However, even if the underlying indices have a higher positive correlation, the closing level or final level of one or more of the underlying indices might be less than its coupon barrier or downside threshold on a coupon observation date or the trigger observation date, respectively, as the underlying indices may decrease in value together. Although the correlation of the underlying indices’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying indices over the period set forth below. A higher contingent coupon rate is generally associated with lower correlation of the underlying indices, which reflects a greater potential for missed contingent coupons and for a loss on your investment at maturity. See “Key Risks — A higher contingent coupon rate or lower downside thresholds or coupon barriers may reflect greater expected volatility of each of the underlying indices, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying index” and “— Because the Notes are linked to the least performing underlying index, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to a single underlying index or fewer underlying indices” herein.

Past performance of the underlying indices is not indicative of the future performance of the underlying indices.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “ — Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” of the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying indices. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or call settlement date) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent coupon, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupon) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a coupon payment date, but that could be attributed to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations made by us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Notes. Notice 2008-2 focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of investing in the Notes, including the possible application of 30% U.S. withholding tax in respect of the contingent coupons.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non- U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.

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Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Notes are not “delta-one” with respect to any underlying index or any underlying constituents, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying index, an underlying constituent or your Notes, and following such occurrence your Notes could be treated as delta -one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying index, an underlying constituent or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of an underlying index, an underlying constituent or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public. Our affiliate, UBS Securities LLC, will agree to resell all of the Notes to one or more unaffiliated third-party dealers and will pay such third-party dealer(s) a structuring fee of $4.00 per Note with respect to some or all of the Notes. This amount will be deducted from amounts remitted to UBS. All sales of the Notes will be made to certain fee-based advisory accounts for which an unaffiliated third-party is an advisor. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the applicable commissions and fees) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” of this document.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

18

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement, the index supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Coupon Observation Dates and Coupon Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	10
Information About the Underlying Indices	12
Correlation of the Underlying Indices	15
What Are the Tax Consequences of the Notes?	16
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	18

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76
Index Supplement
Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial Average™	IS-2
NASDAQ-100 Index®	IS-4
Russell 2000® Index	IS-10
S&P 500® Index	IS-15
Commodity Indices	IS-20
Bloomberg Commodity IndexSM	IS-20
UBS Bloomberg Constant Maturity Commodity Index Excess Return	IS-27
Non-U.S. Indices	IS-32
EURO STOXX 50® Index	IS-32
FTSE™ 100 Index	IS-38
Hang Seng China Enterprises Index	IS-41
MSCI Indexes	IS-45
MSCI EAFE® Index	IS-45
MSCI® Emerging Markets IndexSM	IS-45
MSCI® Europe Index	IS-45

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG
Trigger Callable Contingent Yield Notes
due on or about April 22, 2026

Preliminary Pricing Supplement dated April 6, 2020

(To Product Supplement dated October 31, 2018,

Index Supplement dated October 31, 2018

and Prospectus dated October 31, 2018)

UBS Investment Bank

UBS Securities LLC